Exhibit 10.10
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment, effective as of December 28, 2008, is made by and between Robert E. Switz (“Executive”) and ADC Telecommunications, Inc. (the “Company”) and amends that certain employment agreement, dated August 13, 2003, between Executive and the Company (the “Employment Agreement”). Except as so amended, the Employment Agreement otherwise remains in full force and effect.
     WHEREAS, the parties previously entered into the Employment Agreement to provide for Executive’s services as President and Chief Executive Officer of the Company;
     WHEREAS, Executive and the Company further desire to amend Executive’s Employment Agreement on the terms set forth herein to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) (added by the American Jobs Creation Act of 2004).
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. 409A COMPLIANCE. Article III of the Employment Agreement is amended by the addition of the following new Section 3.4:
     3.4. 409A Compliance. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the compensation and benefits set forth herein either shall either be exempt from the requirements of section 409A of the Internal Revenue Code or shall comply with the requirements of such provision. Accordingly, the following rules shall apply:
          3.4.1. Separation from Service. The term “termination of employment” shall be interpreted consistent with the term “separation from service” within the meaning of Treasury regulation section §1.409A-1(h), but only to the extent strictly necessary to establish a time of payment for the deferred compensation described in Section 3.2.3(a)(ii) (lump sum cash severance) and Section 3.2.3(a)(iii) (subsidized COBRA coverage) that complies with section 409A of the Internal Revenue Code, without altering any of the conditions of the arrangement that may cause the Executive’s rights to such amounts to become unconditional (such as an involuntary termination of employment without Cause or a voluntary termination of employment for Good Reason that entitles the Executive to such separation benefits). Whether a “separation from service” has occurred depends on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period).
          3.4.1. Specified Employee. If on the date of the Executive’s Separation from Service, the Executive is a “specified employee” as defined in Treasury regulation section 1.409-1(i) or such other regulation or guidance issued under Section 409A of the Internal Revenue Code, then payment of the lump sum cash severance described in Section 3.2.3(a)(ii) shall be delayed until the earlier of the first day of the seventh month following the Executive’s Separation from Service or the date of his death, at which time the Executive shall receive the lump sum cash severance payment, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service. If the subsizided COBRA coverage under Section 3.2.3(a)(iii) (or reimbursements for the cost of such coverage, as applicable) is taxable to the Executive, then to the extent necessary to avoid a violation of section 409A of the Internal Revenue Code, the Executive shall pay for such coverage for the first six months following his Separation from Service and shall be reimbursed for such payments on the first day of the seventh month following his Separation from Service, together with interest, compounded annually, equal to the prime rate (as published in The Wall Street Journal) in effect as of the Separation from Service.
     IN WITNESS WHEREOF, this Amendment to Employment Agreement has been signed by the parties hereto on the date set forth below.
     ADC Telecommunications, Inc.

/s/ Laura N. Owen Laura N. Owen	/s/ Robert E. Switz Robert E. Switz
Vice President, Chief Administrative Officer